WWE® NETWORK REACHES RECORD 1.82 MILLION SUBSCRIBERS

STAMFORD, Conn., April 4, 2016 – WWE® (NYSE: WWE) today announced that its digital subscription service, WWE Network, reached a record 1.82 million total subscribers following last night’s WrestleMania®, the most viewed WrestleMania in history. This is a 39% increase from March 30, 2015, the day after WrestleMania last year.
“History was made last night with both a record-setting crowd at AT&T Stadium and more households than ever before watching WrestleMania on WWE Network,” said WWE Chairman & CEO Vince McMahon. “WWE Network continues to drive transformative growth for our company.”
“Results today further demonstrate the power of our brand, illustrate our potential to drive long-term growth and provide evidence that we are effectively executing our multi-platform content strategy,” said George Barrios, WWE Chief Strategy & Financial Officer.
WWE Network Subscriber Highlights
•	WWE Network reached record levels of total subscribers, total domestic subscribers and total international subscribers as of April 4, 2016

•	Total domestic subscribers increased 24% to 1.39 million; total international subscribers increased 126% to 434,000 from March 30, 2015 – the day after WrestleMania last year
•	Domestic and international paid subscribers reached 1.11 million and 345,000, respectively as of April 4, 2016

WWE Network total subscribers at WrestleMania 32 and WrestleMania 311,2,3:
Total Subscribers (thousands)	April 4th, 2016 WrestleMania 32	March 30th, 2015 WrestleMania 31	% Growth
Total (Paid + Free Trial)	1,824	1,315	39%
Total Paid	1,454	1,315	11%
Total Domestic (Paid + Free Trial)	1,390	1,123	24%
Domestic Paid	1,109	1,123	-1%
Total International (Paid + Free Trial)	434	192	126%
International Paid	345	192	80%
(1) Metrics reflect subscribers who are direct customers of WWE Network and subscribers reported under licensed partner agreements, which have different economic terms for the network. The impact of these subscribers on WWE Network results is reflected in the network’s average revenue per subscriber (ARPU).
(2) The Company did not offer a free trial promotion in March, 2015
(3) Additional information regarding WWE Network subscriber levels can be found in the Company’s website presentation at www.ir.corporate.investors.com.

WrestleMania Engagement Milestones

•	Video views reached 65 million across social media (Facebook, Twitter, Instagram, Snapchat, Vine, and YouTube), representing an 87% increase over last year
•	WrestleMania garnered a record 10.9 million social media fan engagements[4], up 19% from the prior year

(4) Social media fan engagements are defined as the cumulative fan response to WWE content measured by the number of “likes”, “follows”, “shares”, “mentions”, and “retweets” across social media platforms such as Facebook, Twitter, YouTube, Instagram and Tumblr.

WWE 2016 Perspective

Q1 2016:  Based upon preliminary data to date, WWE Network attracted an average of approximately 1.29 million paid subscribers over the first quarter 2016, representing a 39% increase from the first quarter 2015 average. The first quarter 2016 average was in-line with guidance of 1.28 million (+/- 2%).5

The Company expects to exceed the high end of the range of its estimated first quarter 2016 Adjusted OIBDA of approximately $19 million reflecting higher performance expectations across its businesses.

Q2 2016:  If the acquisition and retention of subscribers is consistent with recent activity, the range of average paid subscribers for the second quarter 2016 would be 1.48 – 1.55 million, representing an increase of approximately 22% - 27% from the second quarter 2015.5 As future subscriber performance may differ from recent trends, this range is provided for perspective rather than as guidance.

(5) Additional information regarding estimated WWE Network subscriber levels can be found in the Company’s website presentation at www.ir.corporate.investors.com.

2016:  WWE management continues to believe that if the average paid subscribers to WWE Network increases at a rate between 20% to 25% in 2016, 2016 Adjusted OIBDA could be in a range of approximately $70 million to $85 million. This range assumes the previously communicated incremental investment of $15 million to $20 million in content, technology and emerging markets.

Additional Information
As previously announced, WWE is hosting a conference call at 3:00 p.m. ET today to provide an update on the growth of WWE Network, including the level of subscribers following WrestleMania.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at ir.corporate.wwe.com. Participants can access the conference call by dialing 855-200-4993 (toll free) or 913-489-5104 from outside the U.S. (conference ID for both lines: 5504071).

The presentation referenced during the call has been made available on the Company’s website at ir.corporate.wwe.com. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE Network
WWE Network is the only place to get all 12 WWE pay-per-view events, including WrestleMania, at no additional cost plus 24/7 programming featuring ground-breaking original series, reality shows, documentaries, classic matches, exclusive coverage of special events and the most comprehensive video-on-demand library with nearly 5,000 hours of content, including every WWE, WCW® and ECW® pay-per-view.

Like other digital subscription services, such as Netflix and Hulu, fans are able to sign up for WWE Network online by going to WWENetwork.com, and can watch WWE Network on their TVs through connected devices such as Sony PlayStation 3, Sony PlayStation 4, Xbox One, Xbox 360, Amazon Fire TV, Apple TV and Roku streaming devices as well as Smart TVs including Sony, Samsung and Panasonic.

For a complete listing of WWE Network availability by country and device, please click here

About WWE
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 24 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Contacts:

Investors:	Michael Weitz
203-352-8642
michael.weitz@wwecorp.com

Laura Kiernan
203-328-2519
laura.kiernan@wwecorp.com

Media:	Matt Altman
203-352-1177
matthew.altman@wwecorp.com

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: WWE Network; major distribution agreements; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our revolving credit facility; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.